EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER (the “Agreement”)

between and among

ARVEST HOLDINGS, INC.,

an Arkansas corporation (“AHI”)

and

AHI ACQUISITION, INC.,

an Arkansas corporation and a wholly-owned subsidiary of

AHI (“ACQUISITION”);

and

SUPERIOR FINANCIAL CORP.,

a Delaware corporation (“TARGET”)

May 15, 2003

TABLE OF CONTENTS

ARTICLE I—THE MERGER; CERTAIN RELATED MATTERS	A-1
1.1 Merger	A-1
1.2 Dissenting Shares	A-2
1.3 Payment and Cancellation of Options	A-2
1.4 Closing; Closing Date; Filing of Merger Documents; Best Efforts	A-2
1.5 Effect on Shares	A-3
1.6 Paying Procedures	A-3
1.7 Certificate Surrender	A-3
1.8 Lost or Stolen Certificate	A-3
1.9 Further Action	A-4
1.10 Continued Existence	A-4
1.11 Certificate of Incorporation	A-4
1.12 By-Laws	A-4
1.13 Directors	A-4
1.14 Registered Office	A-4
ARTICLE II—REPRESENTATIONS AND WARRANTIES OF TARGET	A-4
2.1 Corporate Organization, Authorization, etc.	A-4
2.2 Authorized and Outstanding Stock	A-5
2.3 Subsidiaries, Affiliates, etc	A-6
2.4 Consents, Approvals, Filings, etc., of Governmental Authorities	A-6
2.5 Financial Statements	A-6
2.6 Absence of Undisclosed Liabilities	A-7
2.7 Absence of Changes	A-7
2.8 Information Statement, etc.	A-7
2.9 No Violation	A-7
2.10 Brokerage/Fairness Opinion	A-8
2.11 Tax Matters	A-8
2.12 Employee Benefit Plans	A-9
2.13 Property	A-10
2.14 Additional Schedules Furnished to AHI and ACQUISITION	A-11
(a) Certain Contracts, Agreements, Licenses	A-11
(b) Governmental Licenses, Permits	A-11
(c) Employee Compensation	A-11
(d) Insurance	A-11
(e) Bank Loans	A-12
(f) Interest Rate Risk Management Instruments	A-12
2.15 Agreements in Force and Effect	A-12
2.16 Litigation, Default	A-13
2.17 Consents Required	A-13
2.18 Labor Matters	A-13
2.19 Environmental Matters	A-13
2.20 Intellectual Property	A-13
2.21 Reports	A-14
2.22 No Action	A-14
2.23 SEC Filings	A-14
2.24 Insurance Filings	A-15
2.25 Line of Credit	A-15
2.26 TOMOIO Customers	A-15
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF AHI AND ACQUISITION	A-15
3.1 Organization, Authority	A-15

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3.2 Corporate Action	A-16
3.3 Brokers' and Finders' Fees	A-16
3.4 Information Statement	A-16
3.5 Non-contingent Obligation	A-16
3.6 Litigation	A-16
3.7 Consents, Approvals, Filings, etc, of Governmental Authorities	A-16
3.8 Investment Intent	A-16
ARTICLE IV—CONDUCT OF BUSINESS OF TARGET PRIOR TO EFFECTIVE DATE OF THE MERGER	A-16
4.1 Regular Course of Business of TARGET	A-16
4.2 Restricted Activities and Transactions of TARGET	A-17
ARTICLE V—OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME	A-19
5.1 Full Access	A-19
5.2 Consents	A-19
5.3 Filing Requirements	A-19
5.4 TARGET Shareholder Meeting	A-19
5.5 Supplements to Information	A-21
5.6 Further Assurances	A-21
5.7 Deposit of Funds with Registrar and Transfer Company	A-21
5.8 Adverse Changes in Condition	A-21
5.9 Reports	A-21
5.10 No Solicitation	A-22
5.11 REIT	A-23
5.12 Indemnification	A-23
5.13 Environmental Assessments	A-24
5.14 Adequate Funding	A-24
5.15 Regulatory Approvals	A-24
5.16 Resignations	A-24
5.17 Assumption of Obligations Related to the Trust Preferred Securities	A-24
ARTICLE VI—CONDITIONS TO TARGET’S OBLIGATIONS	A-24
6.1 Representations and Warranties True	A-25
6.2 No Governmental or Other Proceeding or Litigation	A-25
6.3 Approvals and Consents	A-25
ARTICLE VII—CONDITIONS TO OBLIGATIONS OF AHI AND ACQUISITION	A-25
7.1 Representations and Warranties True	A-25
7.2 No Governmental or Other Proceeding or Litigation	A-25
7.3 Approvals and Consents	A-25
7.4 Secretary's Certificate	A-26
7.5 Dissenting Shares	A-26
7.6 Settled Litigation	A-26
7.7 Environmental Assessment	A-26
ARTICLE VIII—TERMINATION	A-26
8.1 Termination	A-26
8.2 Notice of Termination; Effect of Termination	A-28
8.3 Fees and Expenses	A-28
ARTICLE IX—MISCELLANEOUS PROVISIONS	A-29
9.1 Definitions	A-29
9.2 Amendment and Modification	A-32
9.3 Waiver of Compliance	A-32
9.4 Expenses	A-32
9.5 Investigation and Confidentiality	A-32
9.6 Press Releases	A-33

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9.7 Representations and Warranties, etc.	A-33
9.8 Non-Survival of Representations and Warranties	A-33
9.9 Severability	A-33
9.10 Other Remedies; Specific Performance	A-33
9.11 Rules of Construction	A-33
9.12 Interpretation	A-34
9.13 Notices	A-34
9.14 Assignment	A-35
9.15 Governing Law	A-35
9.16 Counterparts	A-35
9.17 Entire Agreement; Third Party Beneficiaries	A-35
9.18 Disclosure Memorandum	A-35

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) made and entered into as of the 15th day of May, 2003, between and among ARVEST HOLDINGS, INC., an Arkansas corporation (“AHI”) and AHI ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of AHI (“ACQUISITION”); and SUPERIOR FINANCIAL CORP., a Delaware corporation (“TARGET”).

W-I-T-N-E-S-S-E-T-H

WHEREAS, the authorized capital stock of ACQUISITION consists of 1,000 shares of common stock, par value $1.00 per share (“ACQUISITION Common”), all of which are validly issued and outstanding;

WHEREAS, the authorized capital stock of TARGET consists of 20,000,000 shares of common stock, par value $.01 per share (“TARGET” Common”), of which 8,281,509 shares are validly issued and outstanding and 1,800,383 shares are held as treasury stock by TARGET and 1,000,000 shares of preferred stock, par value $.01, none of which have been issued;

WHEREAS, subject to the terms and conditions of this Agreement, the Boards of Directors of AHI, ACQUISITION and TARGET, have approved the merger (the “Merger”) of ACQUISITION into TARGET, pursuant to which each outstanding share of common stock, par value $.01 per share, of TARGET shall be converted into the right to receive cash, as more fully set forth herein and determined that the Merger is in the best interest of the parties and their stockholders; and

WHEREAS, Acquisition has been formed by AHI for the sole purpose of acquiring TARGET by consummating the merger and as such, Acquisition has conducted no business, has no operating assets or liabilities and its separate existence will cease upon completion of the merger;

WHEREAS, in furtherance of the consummation of the Merger, the parties hereto desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I—THE MERGER; CERTAIN RELATED MATTERS

1.1 Merger.    At the Closing (as defined in Section 1.4), ACQUISITION and TARGET shall effect the Merger, subject to the terms of this Agreement, pursuant to which ACQUISITION shall be merged with and into TARGET which shall be the surviving corporation (the “Surviving Corporation”). Certain terms in this Agreement are defined in Section 9.1 of this Agreement.

At the Effective Time:

(a)    the outstanding shares of ACQUISITION Common shall, by virtue of the merger and without further action of the holder thereof, be converted into and become 1000 shares of common stock of the Surviving Corporation par value $1.00 per share;

(b)    subject to Sections 1.1(c) and 1.2, each outstanding share of TARGET Common shall, by virtue of the Merger and without further action on the part of the holder thereof, no longer be outstanding, be cancelled and retired and cease to exist and shall be converted into the right to receive in cash, without interest, $23.75 per share, from the Surviving Corporation in the manner provided herein;

(c)    each share of TARGET Common held in the treasury of TARGET shall, by virtue of the Merger and without further action, cease to exist and all certificates representing such shares shall be canceled;

(d)    ACQUISITION will provide funds sufficient to pay the obligations of the Surviving Corporation set out in Section 1.1(b) above. AHI will provide such funds and will cause ACQUISITION to perform its obligations under this Section 1.1(e).

1.2 Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of TARGET Common that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the Dissenter’s Statute shall not be converted into the right to receive cash a provided in Section 1.1(b), but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with the Dissenter’s Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Dissenter’s Statute, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive cash as provided in Section 1.1(b). TARGET shall give AHI and ACQUISITION prompt notice upon receipt by TARGET of any written demand for appraisal pursuant to the Dissenter’s Statute, and will keep AHI and ACQUISITION apprised of all details relating to all such demands including but not limited to informing them of the names of all shareholders demanding appraisal, the number of shares owned by such shareholders and the dates of their respective demands, and AHI shall have the right to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. TARGET agrees that, prior to the Effective Time, it will not, except with the prior written consent of AHI and ACQUISITION, voluntarily make any payment with respect to, or settle or offer to settle, any such demand.

1.3 Payment and Cancellation of Options.    As soon as practicable following the date of this Agreement, the Board of Directors of TARGET (or, if appropriate, any committee thereof administering the TARGET stock plans) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding options to acquire TARGET Common, whether vested or unvested, as necessary to provide that, at the Effective Time, each such option outstanding immediately prior to the Effective Time shall be canceled, and the holder thereof (as designated on Schedule 2.2 previously delivered to AHI by TARGET) shall then become entitled in full satisfaction of such cancellation to receive, following the Effective Time, a single lump sum cash payment in an amount equal to the product of (1) the excess, if any, of the per share price described in Section 1.1(b) above over the exercise price per share of such option, and (2) the number of shares of TARGET Common for which such option shall not theretofore have been exercised. Following the Effective Time, AHI shall cause Surviving Corporation to pay all amounts payable to holders of such options pursuant to the preceding sentence, which shall be subject to any required withholding of taxes and shall be paid without interest. Prior to the Effective Time, TARGET shall ensure that following the Effective Time no holder of any option to acquire TARGET Common or any participant in any TARGET stock plan or TARGET Plans shall have any right thereunder to acquire capital stock of TARGET or the Surviving Corporation.

1.4 Closing; Closing Date; Filing of Merger Documents; Best Efforts.    Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Article VIII, a closing (the “Closing”) will be held as soon as practicable, on a date mutually agreed upon, but in any event within fifteen (15) days after all conditions hereto shall have been satisfied or waived, as appropriate. The Closing shall be held at the offices of Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd., North Little Rock, Arkansas or as otherwise agreed by the Parties, beginning at 9:00 a.m. on the same date that the Effective Time occurs, unless otherwise agreed by the Parties (the “Closing Date”), at which time and place the documents referred to in Articles VI and VII hereof will be exchanged by the parties hereto and, immediately thereafter, a Certificate of Merger shall be filed with the Delaware Secretary of State. TARGET, AHI and ACQUISITION agree to use their commercially reasonable efforts to perform all obligations and comply with all covenants and conditions to be performed or complied with by them hereunder and to cause the transactions contemplated herein to be effectuated as soon as reasonably possible.

1.5 Effect on Shares.    After the Effective Time, each shareholder of TARGET shall be entitled, upon surrender of certificates representing shares of TARGET Common accompanied by a duly completed and executed letter of transmittal in the form to be sent to all such shareholders (as provided in Section 1.6 hereof) to the paying agent, which shall be the Registrar and Transfer Company, unless otherwise agreed to by the Parties, (the “Paying Agent”) to receive in substitution therefor, an amount determined by multiplying (i) the number of shares of TARGET Common surrendered by (ii) the amount set forth in Section 1.1(b). If outstanding certificates for shares of TARGET Common are not surrendered or the cash payment therefor not claimed prior to three (3) years after the Effective Time (or, in any particular case, prior to such earlier date on which such cash payments would otherwise escheat to or become the property of any governmental unit or agency), the unclaimed amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

1.6 Paying Procedures.    (a) As soon as practical after the Effective Time, and in no event later than five (5) days thereafter, the Paying Agent shall mail and otherwise make available to each person who, as of the Effective Time, was the record holder of one or more shares of TARGET Common, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate or certificates shall pass, only upon proper delivery of such certificate or certificates to the Paying Agent) and instructions for use in effecting the surrender of such certificates, together with such letter of transmittal, duly executed, the Paying Agent shall promptly pay to the persons entitled thereto in cash an amount determined by multiplying (i) the number of shares of TARGET Common represented by the certificate or certificates so surrendered by (ii) the amount set forth in Section 1.1(b) less any transfer taxes, if any, payable in connection therewith. No interest will be paid or accrued on the cash payable upon the surrender of such certificates.

(b)    If payment is to be made to a person other than the one in whose name a surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such transfer or other taxes have been paid or are not applicable.

(c)    Each of the Paying Agent, AHI and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of former holder of TARGET Common such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(d)    Notwithstanding anything to the contrary in this Section 1.6, neither the Paying Agent, AHI, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of TARGET Common for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Certificate Surrender.    Immediately after the Effective Time and upon surrender by AHI of the certificate representing the ACQUISITION Common owned and held by AHI, the Surviving Corporation shall deliver to AHI an appropriate certificate or certificates representing the New Common created by the conversion of the ACQUISITION Common in the Merger.

1.8 Lost or Stolen Certificate.    In the event that any certificates for TARGET Common shall have been lost, stolen or destroyed, the Paying Agent shall issue and pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 1.6 above; provided, however, that the Paying Agent, may, in its discretion and as a condition precedent to the payment of cash, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AHI, the Surviving Corporation or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.9 Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TARGET and ACQUISITION, the officers and directors of AHI and the Surviving Corporation shall be fully authorized (in the name of ACQUISITION, TARGET, the Surviving Corporation and otherwise) to take all such necessary action.

1.10 Continued Existence.    At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Section 259 of the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of ACQUISITION shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Corporations; all obligations belonging to or due each of the constituent Corporations shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of each of the Constituent Corporations and any claim existing, or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place.

1.11 Certificate of Incorporation.    The Certificate of Incorporation of TARGET as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until further altered, amended or repealed as provided by law.

1.12 By-Laws.    The By-Laws of TARGET as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation (“By-Laws”) until further altered, amended or repealed as provided by law.

1.13 Directors.    The directors of the Surviving Corporation at the Effective Time shall be those directors of ACQUISITION in office immediately prior to the Effective Time. The officers of the Surviving Corporation at the Effective Time shall be those officers of ACQUISITION in office immediately prior to the Effective Time.

1.14 Registered Office.    The Surviving Corporation shall be governed under the laws of the State of Delaware, and the address of its registered office in that state shall be c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE II—REPRESENTATIONS AND WARRANTIES OF TARGET

TARGET hereby represents and warrants to AHI and ACQUISITION as follows:

2.1. Corporate Organization, Authorization, etc.    (a) TARGET is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease; is duly qualified or licensed to do business and is in good standing in every other state of the United States and other jurisdictions where the character of its business or the nature of its properties makes such qualification or licensing necessary except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on TARGET. TARGET has full corporate power and authority to enter into this Agreement, and subject to the approval of the shareholders as required by the Delaware General Corporation Law and subject to the approvals described in Section 2.4, to consummate the transactions contemplated herein and therein; and this Agreement has been duly executed and delivered by TARGET and subject to such approvals is a valid and binding agreement of TARGET in accordance with its terms, subject to Laws relating to creditors’ rights generally and, subject to such approvals, the consummation by TARGET of the Merger has been duly authorized by all necessary corporate action. TARGET has heretofore delivered to AHI and ACQUISITION true, accurate and complete copies of the currently effective Certificate of Incorporation and By-Laws of TARGET.

(b)    As of the date hereof, the Board of Directors of TARGET, by resolutions duly adopted by unanimous vote at a meeting duly called and held under applicable laws and its articles of incorporation and by-Laws and not subsequently rescinded or modified in any way (“TARGET Approval”), has duly (i) determined that this Agreement and the transactions contemplated herein and therein are fair to and in the best interest of TARGET and its shareholders and declared the Merger to be advisable; (ii) approved this Agreement and the transactions contemplated herein and therein; and (iii) recommended that the shareholders of TARGET adopt this Agreement and directed that such matters be submitted for consideration by TARGET’s shareholders at a special meeting to be duly called and held as soon as practicable. Such resolutions are sufficient to render inapplicable to AHI and ACQUISITION, this Agreement and the Merger the provisions of Section 203 of the Delaware General Corporations Law (“Section 203”). The approval of the Merger by the Board of Directors of TARGET referred to this Section 2.1 constitutes approval of the Merger for purposes of Section 203 and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger. To TARGET’s knowledge, no other state take over statute or similar statute or regulation applies or purports to apply to TARGET with respect to this Agreement and the Merger.

2.2 Authorized and Outstanding Stock.    The authorized capital stock of TARGET consists of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of May 15, 2003, 10,081,892 shares of TARGET Common were issued of which 1,800,383 shares of TARGET Common were held as treasury stock by TARGET and after such date the only additional shares issued or that will be issued were or will have been pursuant to those stock options described in Schedule 2.2 described below. No shares of preferred stock of TARGET have been issued. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth above, TARGET does not have outstanding any other shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of TARGET Common may vote. Except as set forth on Schedule 2.2 previously delivered to AHI and ACQUISITION by TARGET, TARGET does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments, rights, “phantom” stock rights, stock-based performance units, Contracts, arrangements or undertakings of any kind or agreements to issue any additional shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of TARGET Common may vote, including any right of conversion or exchange under any outstanding security or other instrument, and TARGET is not obligated to issue any shares of its capital stock for any purpose. There are no outstanding stock appreciation rights or other rights that are in any way linked to the price of any capital stock of TARGET. There are not any outstanding contractual obligations of TARGET to repurchase, redeem or otherwise acquire any shares of TARGET Capital Stock. There are no unsatisfied preemptive rights in respect to the capital stock of TARGET. As of May 15, 2003, there are outstanding and unexercised options to purchase a total of 1,222,042 shares of TARGET Common. Schedule 2.2 lists the name of each optionee holding such outstanding and unexercised options and includes with respect to each optionee: (a) the number of options granted; (b) the breakdown of the number of such options which are vested and unvested as of May 15, 2003; (c) the exercise price; (d) identification of the plan, agreement or other document under which the options were issued to the optionee or by which they are governed; and (e) the number of options of the optionee that are qualified and non-qualified pursuant to the Internal Revenue Code.

2.3 Subsidiaries, Affiliates, etc.    All subsidiaries of TARGET and their subsidiaries (hereinafter referred to individually as “Subsidiary” and collectively as “Subsidiaries”) are listed on Schedule 2.3 previously delivered to AHI and ACQUISITION by TARGET. TARGET owns 100% of the outstanding common stock of Superior Bank (sometimes herein referred to as the “Bank Subsidiary”), which is a federal stock savings bank duly organized and validly existing under the Laws of the United States and applicable regulations. Each other subsidiary identified on Schedule 2.3 is owned 100% by its parent as indicated thereon, except with respect to certain REIT preferred stock redeemable at the price and in the manner set forth in Schedule 2.3. Except with respect to the Subsidiaries so listed and as disclosed on Schedule 2.3, neither TARGET nor any Subsidiary owns any material amount of any shares of stock of any corporation or material amount of any equity interest in a partnership, joint venture or other business entity, and neither TARGET nor any of the Subsidiaries controls any other corporation, partnership, joint venture or other business entity by means of ownership, management contract or otherwise. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth opposite its name in Schedule 2.3. Each Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own or lease the property and assets it now owns or holds under lease; and is duly qualified or licensed to do business and is in good standing in every other state of the United States or other jurisdictions where the character of its business or the nature of its properties make such qualification or licensing necessary except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on TARGET. Except as listed on Schedule 2.3, none of the Subsidiaries has outstanding, or is bound by, any subscriptions, options, warrants, calls, commitments, rights, “phantom” stock rights, stock-based performance units, Contract, arrangements or undertaking of any kind or agreements to issue any shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of Subsidiaries common stock may vote, including any right of conversion or exchange under any outstanding security or other instrument and Subsidiaries are not obligated to issue any shares of their capital stock for any purpose. There are no outstanding stock appreciation rights or other rights that are in any way linked to the price of any capital stock of Subsidiaries. There are not any outstanding contractual obligations of a Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock; and all shares of the Subsidiaries are owned by TARGET or one of the Subsidiaries free and clear of all Liens, equities, claims and options of whatever nature and all such shares are validly issued, fully paid and nonassessable. Except as set forth above, Subsidiaries do not have outstanding any other shares of their capital stock or any other securities or indebtedness having the right to vote on any matters on which holder of Subsidiary common stock may vote. There are no unsatisfied preemptive rights in respect to the capital stock of any the Subsidiaries. TARGET has previously delivered to AHI and ACQUISITION true, accurate and complete copies of the currently effective Articles of Association, Incorporation and By-Laws or equivalent organizational documents of each of the Subsidiaries.

2.4 Consents, Approvals, Filings, etc., of Governmental Authorities.    No characteristic of TARGET or any of the Subsidiaries, or of the nature of its or their businesses or operations, requires any Consent, approval or authorization of, or declaration, filing or registration with, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, except for (i) approval of the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. § 1467a(e), 1464, 1842 or 1843, and other state and federal bank, federal savings association and bank holding company regulatory authorities; (ii) any required filing with Arizona Department of Insurance; (iii) any required filing or notification with the Department of Justice and/or Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) filing a proxy statement with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder; and (v) filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law.

2.5 Financial Statements.

(a)    Except as disclosed in Schedule 2.5-a previously delivered to AHI and ACQUISITION by TARGET, TARGET has delivered to AHI and ACQUISITION (or will deliver, when available, with respect to periods ended after the date of this Agreement) true, correct and complete copies of the Financial Statements and where applicable are substantively identical to those contained in the TARGET SEC Reports and those filed with any other Regulatory Authority.

(b)    Except as disclosed in Schedule 2.5-a, such Financial Statements (i) were prepared from the Records of TARGET; (ii) were prepared in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied throughout the periods involved subject to any exceptions as to consistency made thereon or as may be indicated in the notes thereto or, in the case of unaudited interim consolidated statements, as may be permitted by the SEC on its Form 10-Q; (iii) fairly and accurately present TARGET’s financial condition and the results of its operations, changes in stockholders’ equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which are not, or are not expected to be, material in amount; (iv) contain or reflect all necessary material adjustments and accruals for an accurate presentation of TARGET’s financial condition and the results of operations and cash flows for the periods covered by such financial statements; and (v) where applicable complied in all material respects with the published rules and regulations of the SEC and other Regulatory Authorities.

(c)    The allowance for loan losses contained in the Financial Statements was established in accordance with the past practices and experiences of the Bank Subsidiary, and the allowance for loan losses shown on the consolidated balance sheet of TARGET as of March 31, 2003 was, in the aggregate, adequate in all material respects under the requirements of GAAP (or, if applicable, regulatory accounting principles) to provide for possible losses on loans as of the dates of such balance sheets.

2.6 Absence of Undisclosed Liabilities.    TARGET and the Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which were material to TARGET’s consolidated financial position and which were not reflected in the Consolidated Balance Sheet of the Company dated March 31, 2003 (the “March 31, 2003 Balance Sheet”) or in the notes thereto as a Liability or by adequate reserves therefor, which in accordance with generally accepted accounting principles were required to be reflected in such balance sheet or in the notes thereto as a Liability or by adequate reserves therefor except liabilities incurred since March 31, 2003 (the “Balance Sheet Date”) in the ordinary course of business consistent with past practices and which would not have a Material Adverse Effect on TARGET.

2.7 Absence of Changes.    Since the Balance Sheet Date, there have been no changes in the business, results of operations, financial condition or liabilities (accrued, absolute, contingent or otherwise), or other occurrences or events with respect to TARGET and the Subsidiaries which would have a Material Adverse Effect on TARGET Except as disclosed on Schedule 2.7 previously delivered to AHI and ACQUISITION by TARGET, since the Balance Sheet Date, there has not been any change in such business, results of operations, financial condition or liabilities or occurrence of any events of the type prohibited in Section 4.2 hereof (as if the restriction in Section 4.2 commenced as of the Balance Sheet Date) except for dividends paid in the normal course of business.

2.8 Information Statement, etc. None of the information to be contained in the definitive proxy solicitation materials in the form mailed to the shareholders of TARGET pursuant to Section 5.4 hereof will, at the time of such mailing, be false or misleading with respect to any material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by TARGET hereunder with respect to any information which is furnished to TARGET by AHI and/or ACQUISITION for the specific purpose of inclusion in the definitive proxy solicitation material.

2.9 No Violation.    Except as set forth on Schedule 2.9 previously delivered to AHI and ACQUISITION by TARGET, the execution and delivery of this Agreement and the performance of the obligations imposed upon TARGET hereunder and the consummation of the transactions contemplated herein will not constitute or result in a material breach of any term, condition or provision of, or constitute a Default under, or result in the creation of any Lien upon any property or assets of TARGET or any of the Subsidiaries pursuant to (i) any charter or by-law, or (ii) any material agreement or other instrument to which TARGET or any of the Subsidiaries is a party or by which any part of their property is bound, nor will such execution, delivery, performance or consummation violate any Law, or Order binding upon TARGET or any of the Subsidiaries, nor will the same result in the loss of, or by their terms cause a change constituting a Material Adverse Effect on TARGET to any material license, franchise, certificate, legal privilege or legal right enjoyed or possessed by TARGET or any of the Subsidiaries, give any party to any material agreement to which any of them is a party the right of termination or acceleration or give any lender or noteholder, or any trustee for any lender or noteholder, any right to accelerate the maturity of, or increase the rate of interest with respect to, any material indebtedness as to which TARGET or any of the Subsidiaries is the direct or indirect obligor, or to claim any Default or breach with respect thereto.

2.10 Brokerage/Fairness Opinion.    Except as disclosed in Schedule 2.10 previously delivered to AHI and ACQUISITION by TARGET, no broker or finder has acted directly or indirectly for TARGET or any of the Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of TARGET or of any of the Subsidiaries. TARGET has received the opinion of Stephens, Inc. dated the date of this Agreement, to the effect that, as of such date, the price per share and the transactions contemplated herein are fair to the shareholders of TARGET from a financial point of view, a copy of which opinion will be made available to AHI promptly after the date of this Agreement.

2.11 Tax Matters.    (a) As of the date of this Agreement, TARGET and the Subsidiaries have filed all federal, state, local and foreign Tax returns required to be filed (“Returns”), and all Taxes shown by such returns to be due and payable have been paid or are reflected as a Liability on the March 31, 2003 Balance Sheet, or are disclosed in Schedule 2.11-a previously delivered to AHI and ACQUISITION by TARGET. TARGET’s federal income tax returns have been filed with the Internal Revenue Service (the “IRS”) through its fiscal year 2001, and all of state, local and foreign tax authorities have been fully paid or such taxes have been fully reserved for in the March 31, 2003 Balance Sheet, and, at the date hereof, TARGET has not given or been requested to give any waiver of any statute of limitations relating to the payment of federal, state, local or foreign Taxes. The reserves for Taxes specifically reflected on the March 31, 2003 Balance Sheet are adequate to cover all federal, state, local and foreign Tax liabilities payable by TARGET and the Subsidiaries for the period prior to the date of such balance sheet. TARGET has previously delivered to AHI and ACQUISITION copies of the federal income tax returns of TARGET and the Subsidiaries for each of the periods ended December 31, 2000 and 2001.

(b)    TARGET and the Subsidiaries as of the Effective Time will have withheld with respect to their employees all federal and state income taxes, and other Taxes required to be withheld, except such Taxes which are not material to TARGET.

(c)    No audit or other examination of any Returns of TARGET or any of the Subsidiaries by any Tax authority is presently in progress, nor has TARGET been notified of any request for such an audit or other examination.

(d)    No adjustment relating to any Returns filed by TARGET or any of the Subsidiaries has been proposed in writing formally or to TARGET’s knowledge informally by any Tax authority to TARGET or any representative thereof.

(e)    Except as described on Schedule 2.11-e previously delivered to AHI and ACQUISITION by TARGET, there is no contract, agreement, plan or arrangement to which TARGET or any of the Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of TARGET or any of the Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. Except as fully disclosed on Schedule 2.11-e, there is no contract, agreement, plan or arrangement to which TARGET is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f)    Neither TARGET nor any of the Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by TARGET or any of the Subsidiaries.

(g)    Except as described on Schedule 2.11-g previously delivered to AHI and ACQUISITION by TARGET, neither TARGET nor any of the Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is TARGET), (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (iii) is liable for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (iv) is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

(h)    Neither TARGET nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of the Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i)    None of TARGET’s or the Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

2.12 Employee Benefit Plans.

(a)    All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements including golden parachute agreements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active or former employee, director or consultant of TARGET (“TARGET Employee” which shall for this purpose mean an employee of TARGET or an ERISA Affiliate (as defined below)), any subsidiary of TARGET or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with TARGET within the meaning of Section 414 of the Code (an “ERISA Affiliate”), or with respect to which TARGET has or, to its Knowledge, may in the future have Liability, are listed in Schedule 2.12-a previously delivered to AHI and ACQUISITION by TARGET (the “TARGET Plans”). TARGET has provided or will make available to AHI and ACQUISITION: (i) correct and complete copies of all documents embodying each TARGET Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such TARGET Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Internal Revenue Code in connection with each TARGET Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each TARGET Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any TARGET Plan; (vi) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (vii) the most recent discrimination tests for each TARGET Plan; (viii) the most recent actuarial valuations, if any, prepared for each TARGET Plan; (ix) if the TARGET Plan is funded, the most recent annual periodic accounting of the TARGET Plan assets; and (x) all communication to TARGET Employees relating to any TARGET Plan and any proposed TARGET Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to TARGET or any ERISA Affiliate.

(b)    Each TARGET Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws (foreign or domestic), including but not limited to ERISA and the Internal Revenue Code, which are applicable to such TARGET Plans and all

Returns that are required to be filed have been filed. No Litigation (excluding claims for benefits incurred in the ordinary course of TARGET Plan activities) has been brought, or to the Knowledge of TARGET, is threatened against or with respect to any such TARGET Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of TARGET, threatened by the IRS or Department of Labor (the “DOL”) with respect to any TARGET Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the TARGET Plans have been timely made or accrued. Any TARGET Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and each trust intended to qualify under Section 501(a) of the Internal Revenue Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. No condition or circumstance exists giving rise to a material likelihood that any such TARGET Plan would not be treated as qualified by the IRS. TARGET does not have any plan or commitment to establish any new TARGET Plan, to modify any TARGET Plan (except to the extent required by law or to conform any such TARGET Plan to the requirements of any applicable Law, in each case as previously disclosed to AHI and ACQUISITION in writing, or as required by the terms of any TARGET Plan or this Agreement), or to enter into any new TARGET Plan. Each TARGET Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to AHI and ACQUISITION, TARGET or any of its ERISA Affiliates (other than ordinary administration expenses).

(c)    Neither TARGET, any of its Subsidiaries, nor any of their ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and at no time has TARGET contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA. Neither TARGET, any of its Subsidiaries, nor any officer or director of TARGET or any of its Subsidiaries is subject to any material Liability or penalty under Section 4975 through 4980B of the Internal Revenue Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Internal Revenue Code and Section 408 of ERISA, has occurred with respect to any TARGET Plan which could subject TARGET or its ERISA Affiliates to material Liability.

(d)    None of the TARGET Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither TARGET nor any of the Subsidiaries has represented, promised or contracted to provide such retiree benefits to any TARGET Employee, former employee, director, consultant or other person, except to the extent required by statute.

(e)    Except as would not have a Material Adverse Effect, TARGET is in compliance in all material respects with all applicable material foreign, federal, state and local Laws, respecting employment, employment practices, terms and conditions of employment and wages and hours.

(f)    Except as listed on Schedule 2.12-f previously delivered to AHI and ACQUISITION by TARGET, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either alone or in connection with any other event will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or TARGET Employee or any of the Subsidiaries under any TARGET Plan or otherwise; (ii) materially increase any benefits otherwise payable under any TARGET Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.13 Property.

(a)    Except as disclosed in Schedule 2.13, previously delivered to AHI and ACQUISITION by TARGET, TARGET or one of the Subsidiaries has marketable title to all real property, insurable at standard rates, and good and indefeasible title to all other assets of TARGET and the Subsidiaries (i) reflected on the

March 31, 2003 Balance Sheet, (ii) thereafter acquired by TARGET or any of the Subsidiaries or (iii) owned by TARGET or any Subsidiary at March 31, 2003 but which assets have been written down to zero since that date (except in each case for assets disposed of since March 31, 2003 in the ordinary course of TARGET’s and the Subsidiaries’ businesses), free and clear of all Liens except for Liens for Taxes if such Taxes shall not at the time be due and delinquent or the same thereafter can be paid without penalty, and such Liens and imperfections of title, if any, which do not materially interfere with the present or proposed use of such property or otherwise materially impair the business operations relating to such property; provided, however, that this representation and warranty shall not extend to those assets of TARGET and the Subsidiaries which in the aggregate are not material to the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole. All real estate owned by TARGET or any of the Subsidiaries, including other real estate owned, is separately listed on Schedule 2.13.

(b)    All tangible property and assets of TARGET or any of the Subsidiaries which are material to the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole, have been well maintained and are in good operating condition and repair, in all material respects, except for ordinary wear and tear.

2.14 Additional Schedules Furnished to AHI and ACQUISITION.    In addition to the Schedules previously delivered to AHI and ACQUISITION pursuant to other provisions of this Agreement, TARGET has previously delivered to AHI and ACQUISITION the following Schedules and true, correct and complete copies of all items listed on such Schedules:

(a)    Certain Contracts, Agreements, Licenses.    Schedule 2.14-a lists as of the date hereof (i) each Contract, including leases, to which TARGET or any Subsidiary is a party which involves or may involve aggregate future payments (whether in payment of debt, as a result of a guarantee or indemnification, for goods or services, royalties or otherwise) by or to any of them of $100,000 or more, other than Contracts which may be canceled on thirty (30) days notice or less without the payment of any penalty or other termination fee; (ii) franchise agreements of TARGET or any Subsidiary; (iii) all material license agreements to which TARGET or any Subsidiary is a party by which TARGET or any Subsidiary grants, or is granted, any right to any trademark, trade name, copyright, patent, know-how or other Intellectual Property; and (iv) each material Contract that restricts (a) the geographical area in which TARGET or any of the Subsidiaries is permitted to operate or (b) TARGET or any of the Subsidiaries from engaging in any line of business within the Financial Services Industry.

(b)    Governmental Licenses, Permits.    Schedule 2.14-b lists all Permits and other evidences of authority of any Regulatory Authority, which Permits and other evidences of authority singly or in the aggregate are material to the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole. TARGET and the Subsidiaries have all necessary governmental authorizations to own their properties and assets and to carry on their business, as now being conducted, the absence of which might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries taken as a whole.

(c)    Employee Compensation.    Schedule 2.14-c lists as of the date hereof the names of and current annual salary rates for all present officers and employees of TARGET and the Subsidiaries who received $75,000 or more in aggregate compensation (including bonuses) during the fifty-two weeks ending December 31, 2002, or are presently scheduled to receive compensation of $75,000 or more during the fifty-two weeks ending December 31, 2003.

(d)    Insurance.    Schedule 2.14-d sets forth as of the date hereof a list and description of all policies of fire, liability, casualty and other forms of insurance held by TARGET or any of the Subsidiaries. TARGET and the Subsidiaries (i) have adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or similar business similarly situated, against loss or damage of the kinds customarily insured against by such corporations, and (ii) carry, with financially sound and reputable insurers, such other insurance (including, without limitation, liability insurance) and in such amounts as is usually carried by corporations engaged in the same or a similar business, similarly situated. Neither TARGET nor any of the Subsidiaries has been refused any insurance by any insurance carrier to which it has applied for insurance during the past five (5) years because of unacceptable risk.

(e)    Bank Loans.    The loans comprising the loan portfolio of the Bank Subsidiary have been made in the normal course of business and are documented in material compliance with all applicable federal and state Laws. Schedule 2.14-e contains a true, correct and complete listing as of March 31, 2003, which will be updated as of the latest month end prior to Closing, by account, of: (i) all loans in excess of $100,000 of the Bank Subsidiary which have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit of Bank Subsidiary in excess of $100,000 which have been terminated by Bank Subsidiary during the past twelve (12) months by reason of Default or adverse developments in the condition of the borrower; (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which the Bank Subsidiary has given written notice of its intention to terminate in the past twelve (12) months; (iv) all loans in excess of $100,000 (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that have been classified “doubtful,” “substandard,” “loss,” or the equivalent thereof by Bank Subsidiary or a Regulatory Authority, (D) for which a reasonable doubt exists, in the reasonable judgment of Bank Subsidiary as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms or (F) where a specific reserve allocation exists in connection therewith (items (i) – (iv) above collectively referred to as “Nonperforming Assets”); and (v) all loans or debts payable or owing to Bank Subsidiary by any executive officer or director of TARGET or any Subsidiary or any other Person deemed an “executive officer” or a “related interest” of any of the foregoing, as such terms are defined in Regulation O of the Federal Reserve Board. The aggregate amount of all Nonperforming Assets as listed on Schedule 2.14-e at March 31, 2003, was $15,019,487 and at Closing there will not be such a change in the Nonperforming Assets as to constitute a Material Adverse Effect on Target.

(f)    Interest Rate Risk Management Instruments.    Schedule 2.14-f lists all interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements to which TARGET or any of the Subsidiaries is a party or by which any of their properties or assets may be bound. All interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements to which TARGET or any of the Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the knowledge of TARGET, in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. TARGET and each of the Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and to the knowledge of TARGET, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

2.15 Agreements in Force and Effect.    All material Contracts, licenses, certificates, insurance policies, Permits, and franchise agreements of TARGET relating to its business operations and finances are valid and in full force and effect in accordance with their terms, except to the extent in the aggregate not material to the business, results of operations or financial condition of TARGET and the Subsidiaries, taken as a whole. Except as set forth in Schedule 2.15 previously delivered to AHI and ACQUISITION by TARGET, neither TARGET nor any of the Subsidiaries has breached any provision of, or is in Default in any material respect under the terms of, any such Contract, license, certificate, insurance policy, Permit, or franchise agreement, except in such respects as in the aggregate are not material to the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole.

2.16 Litigation, Default.    Except as set forth in Schedule 2.16 previously delivered to AHI and ACQUISITION by TARGET, TARGET and the Subsidiaries have complied with, and are not in default under, any Law (including any reporting laws for cash transactions, suspicious activities, etc.) or Order applicable to any of them, the failure to comply with which in the aggregate might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole. Except as set forth in Schedule 2.16, neither TARGET nor any Subsidiary is subject to any Order, having continuing effect, of any court, arbitrator or other governmental agency or instrumentality. Except as set forth in Schedule 2.16, there is no Litigation or other proceedings pending or, to the Knowledge of TARGET, threatened, which Litigation or other proceeding might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole; and neither TARGET nor any Subsidiary has any Knowledge of any reasonable basis for any such claim, action, suit, arbitration, investigation, dispute or other proceeding.

2.17 Consents Required.    The only Consents required by TARGET or any of the Subsidiaries, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, or to avoid any acceleration of the maturity or performance under, or any Default or breach of, or have a Material Adverse Effect on TARGET with respect to, any material indebtedness, Contract, Right, franchise, Permit or other privilege to which TARGET or any Subsidiary is a party, or by which any of their assets are bound, are set forth on Schedule 2.17 previously delivered to AHI and ACQUISITION by TARGET.

2.18 Labor Matters.    There are no labor disputes between (i) TARGET or any of the Subsidiaries; and (ii) any of their respective employees or representatives of such employees which in the aggregate might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole. Neither TARGET nor any of the Subsidiaries is the subject of any pending organization effort or representation election by or with respect to a labor union.

2.19 Environmental Matters.    Except as set forth in Schedule 2.19 previously delivered to AHI and ACQUISITION by TARGET:

(a)    TARGET and the Subsidiaries are, and have been, in compliance with all Environmental Laws, except for violations which would not have a Material Adverse Effect on TARGET or the Subsidiaries.

(b)    There is no Litigation pending or, to the knowledge of TARGET, threatened before any court, governmental agency, or authority or other forum in which TARGET or any of Subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by TARGET or any of the Subsidiaries nor, to the Knowledge of TARGET, is there any reasonable basis for any Litigation of a type described in this sentence.

(c)    During the period of TARGET’s or any of the Subsidiaries’ ownership or operation of any of their respective current properties, there have been no storage or releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of TARGET’s or any of the Subsidiaries’ ownership or operation of any of their respective current properties to the Knowledge of TARGET, there were no storage or releases of Hazardous Material in, on, under, or affecting any such property.

2.20 Intellectual Property.

(a)    Schedule 2.20-a previously delivered to AHI and ACQUISITION by TARGET to list all material Intellectual Property of TARGET and the Subsidiaries. All of the Intellectual Property rights of TARGET and the Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, there currently are not, any Defaults thereunder by TARGET or a Subsidiary, except where failure to maintain such rights or where such Default would not have a Material Adverse Effect. TARGET or a Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither TARGET nor any of the Subsidiaries nor, to the Knowledge of TARGET, their respective predecessors, has infringed the Intellectual Property rights of others and, to the Knowledge of TARGET, none of the Intellectual Property rights as used in the business conducted by TARGET or the Subsidiaries infringes upon or otherwise violates the Rights of any Person, nor has any Person asserted a claim of such infringement, except where such failure to maintain ownership or a licensee or where such infringement would not have a Material Adverse Effect on TARGET. To the knowledge of TARGET, neither TARGET nor the Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property.

(b)    Except as disclosed on Schedule 2.20-b previously delivered to AHI and ACQUISITION by TARGET or executed in contemplation of the Closing of this transaction, no officer, director, or employee of TARGET or the Subsidiaries is a party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including TARGET or any of the Subsidiaries.

2.21 Reports.    Since January 1, 1997, or the applicable date of organization if later, TARGET and each Subsidiary has timely filed in all material respects all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except failures to file which would not impede AHI’s or ACQUISITION’s ability to carry on TARGET’s business in all material respects as presently conducted. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each TARGET or Subsidiary report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.22 No Action.    Neither TARGET nor any of the Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to TARGET that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from being consummated, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Sections 2.4 and 2.17 of this Agreement.

2.23 SEC Filings.

(a)    TARGET has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (“SEC”) since the initial filing date of the registration statement for TARGET’s initial public offering. All such required forms, reports and documents (including those that TARGET may file subsequent to the date hereof) are referred to herein as the “TARGET SEC Reports.” As of their respective dates, the TARGET SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933 or the Securities and Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TARGET SEC Reports, and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the principal executive officers of TARGET and the principal financial officer of TARGET (or each former principal executive officer of TARGET and each former principal financial officer of TARGET, as applicable) has made all certifications required by Section 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the TARGET SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)    Superior Financial Services, Inc., an Arkansas corporation (herein referred to as “Operating Subsidiary”), is a wholly owned subsidiary of Bank Subsidiary, is not a registered investment advisor, a licensed broker dealer or a bank dealer and is not required to be such under any federal or state securities laws.

(c)    None of TARGET’s other Subsidiaries is required to file any forms, reports or other documents with the SEC or any state securities regulatory authorities except for such filings which the failure to file is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on TARGET or any Subsidiary.

(d)    Except as set forth on Schedule 2.23, neither TARGET nor any of the Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act of 1933.

2.24 Insurance Filings.    (a) Superior Insurance Services, Inc., an Arkansas corporation (herein referred to as “Insurance Agency Subsidiary”), a wholly-owned subsidiary of Superior Financial Services, Inc. is an insurance agency licensed by the Arkansas Insurance Department to sell life, health, property and casualty insurance and is in good standing with such Department. Insurance Agency Subsidiary has filed all forms, reports and documents required to be filed with applicable Regulatory Authorities in which filings are required and has made available to AHI and ACQUISITION such forms, reports and documents in the form filed with the Regulatory Authorities. All such forms, reports and documents were complete and accurate at the time they were filed.

(b)    Southwest Protective Life Insurance Company, an Arizona corporation (“Insurance Company Subsidiary”) is a wholly-owned subsidiary of Superior Financial Services, Inc. and is exclusively engaged in the reinsurance of credit life and disability coverages on underlying loans of Bank Subsidiary customers. Insurance Company Subsidiary has filed all forms, reports and documents required to be filed with applicable Regulatory Authorities in which filings are required and has made available to AHI and ACQUISITION such forms, reports and documents in the form filed with the Regulatory Authorities. All such forms, reports and documents were complete and accurate at the time they were filed.

2.25 Line of Credit.    The $20,000,000 line of credit with Colonial Bank may be paid off in full upon thirty (30) days notice without the payment of any prepayment or other penalty/fees.

2.26 TOMOIO Customers.    Except as disclosed on Schedule 2.26 previously delivered to AHI and ACQUISITION by TARGET, to TARGET’s knowledge, Bank Subsidiary currently has no customers predominately engaged in the business of money order issuance, check cashing or whose predominate source of revenue is derived from credit card transactions related to telephone orders, mail orders or internet orders.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF AHI AND ACQUISITION

AHI and ACQUISITION hereby represent and warrant to TARGET that:

3.1 Organization, Authority.    AHI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. AHI is a wholly owned subsidiary of Arvest Bank Group, Inc., an Arkansas bank holding company, and AHI wholly owns Arvest Bank, an Arkansas state bank. ACQUISITION is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby.

3.2 Corporate Action.    AHI and ACQUISITION have full corporate power and authority to enter into this Agreement and subject to the approval of the shareholders as required by the Arkansas Business Corporation Act, to consummate the transactions contemplated herein and therein; and this Agreement has been duly executed and delivered by AHI and ACQUISITION, and subject to such approvals, is a valid and binding agreement of AHI and ACQUISITION in accordance with its terms, subject to laws relating to creditor’s rights generally and the consummation by AHI and ACQUISITION has been duly authorized by all corporate action.

3.3 Brokers’ and Finders’ Fees.    All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any Person acting on behalf of AHI and ACQUISITION in such manner as to give rise to any valid claim against TARGET for any broker’s or finder’s fee or similar compensation.

3.4 Information Statement.    The information which is furnished by AHI and ACQUISITION to TARGET for inclusion in the proxy statement pursuant to Section 5.4 hereof will not be false or misleading with respect to any material fact or omit to state a material fact required to be stated therein or necessary to make statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Non-contingent Obligation.    The obligation of AHI and ACQUISITION to consummate the transactions contemplated by this Agreement are not contingent to AHI’s or ACQUISITION’s ability to make the payments referenced in sections 1.1(b) and 1.3.

3.6 Litigation.    There is no Litigation or other proceedings pending or, to the Knowledge of AHI and ACQUISITION, threatened, which Litigation or other proceeding might adversely affect ACQUISITION’s ability to complete the proposed Merger.

3.7 Consents, Approvals, Filings, etc, of Governmental Authorities.    No characteristic of AHI and ACQUISITION or the nature of their businesses or operations, requires any Consent, approval or authorization of, or declaration, filing or registration with, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, except for (i) approval of the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. § 1467a(e), 1464, 1842 or 1843, and other state and federal bank and bank holding company Regulatory Authorities; and (ii) any required filing with Arizona Department of Insurance; (iii) any required filing or notice with the Department of Justice and/or the Federal Trade Commission pursuant to Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iv) filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law.

3.8 Investment Intent.    AHI understands that the common stock of the Surviving Corporation which it will receive pursuant to Section 1.1(a) of this Agreement has not been registered under the Securities Act of 1933, as amended or under any state securities laws and reliance upon exemptions from registration. AHI is acquiring the common stock of the Surviving Corporation for its own account for investment and not for the account of any other person and not for distribution, assignment or resale to others. AHI understands that the stock certificate it will receive will bear a legend imposing restrictions on resale.

ARTICLE IV—CONDUCT OF BUSINESS OF TARGET PRIOR TO EFFECTIVE DATE

OF THE MERGER

TARGET agrees that, except as otherwise consented to by AHI and ACQUISITION, prior to the Effective Time:

4.1 Regular Course of Business of TARGET.    TARGET and the Subsidiaries will carry on their respective businesses diligently in the ordinary course and substantially in the same manner as heretofore, and will use all reasonable efforts to preserve their present business organizations intact, keep available the services of their present officers, agents and employees and preserve their present relationships with Persons having business dealings with them.

4.2 Restricted Activities and Transactions of TARGET.    From the date of this Agreement, neither TARGET nor any of the Subsidiaries shall engage in, or permit to happen, any one or more of the following:

(i)    issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of those options described on Schedule 2.2), bonds or other corporate securities of which TARGET or any of the Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or, grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible securities) calling for the issue thereof;

(ii)    incur any additional debt obligation for borrowed money (other than indebtedness of TARGET or the wholly-owned Subsidiaries to each other) in excess of an aggregate of $500,000 (for TARGET and the Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Bank Subsidiary consistent with past practices (which shall include for the Bank Subsidiary, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material asset of TARGET or any of Bank Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Financial Statements); or

(iii)    mortgage or pledge any of its assets, tangible or intangible except in the ordinary course of business;

(iv)    except for the sale of assets in the ordinary course of business, sell, lease, exchange or otherwise transfer, or agree to sell, lease, exchange or otherwise transfer, any of its assets, property or Rights to cancel, any debts or claims;

(v)    except in the ordinary course of business, enter, or agree to enter, into any agreement or arrangement granting any preferential Rights or option to purchase any of the assets, property or Rights of TARGET or any of the Subsidiaries or requiring the consent of any party to the transfer or assignment of any such assets, property or Rights;

(vi)    except in the ordinary course of business, make or permit any material amendment or termination of any material Contract, agreement or license to which it is a party;

(vii)    sell or otherwise dispose of (including the granting of any license with respect to), or make or permit any amendment or termination of, or waive any Rights under, any agreement listed in Schedule  2.14-a;

(viii)    make any material change in, or adopt, any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, severance or other employee benefit plan, payment or arrangement or enter into any employment, consulting or management contract;

(ix)    enter into any collective bargaining agreement not heretofore in force;

(x)    except as contemplated by this Agreement, merge or consolidate with any other corporation, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement providing therefor or otherwise;

(xi)    except in the ordinary course of business, enter into any Contract, agreement, or course of action which may materially increase its liabilities or extends past December 31, 2003;

(xii)    make any material change in any Tax, accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax laws, federal securities laws or regulatory accounting requirements or GAAP; or

(xiii)    other than as provided in Section 5.11, solicit, either directly or indirectly, initiate or encourage any offer for the purchase or acquisition of TARGET and/or the Subsidiaries or any of their material assets by any party other than AHI and ACQUISITION; or enter into negotiations with any party other than AHI and ACQUISITION concerning any such acquisition;

(xiv)    declare, set aside or pay any dividend on its stock in cash, stock or property or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or make any other distributions of its assets to its shareholders, or reclassify, recapitalize, split up or otherwise adjust any of its capital stock provided, however, TARGET may pay a quarterly dividend of up to $0.125/share declared in amounts and determined consistently with past practices, for shareholders of record on the last day of each calendar quarter beginning with the quarter ended June 30, 2003;

(xv)    amend or alter the Certificate of Incorporation or By-Laws of TARGET, or any of the Subsidiaries, except as contemplated herein;

(xvi)    except as pursuant to existing written contracts, pay or become obligated to pay any extraordinary bonus or other compensatory payments to employees, officers or directors of TARGET or the Subsidiaries or to any other Person;

(xvii)    except as pursuant to existing incentive programs and contracts disclosed in the Schedules to this Agreement or as approved in writing by AHI, pay or become obligated for any payments to shareholders, officers, directors or employees, other than existing salaries, retirement payments and directors’ fees at current rates and bonuses except as adjusted in accordance with the existing policies and procedures of TARGET’s Compensation Committee;

(xviii)    enter into any other transaction other than in the ordinary course of business, and except as permitted by this Agreement;

(xix)    except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or business or otherwise acquire direct or indirect control over any Person or business, other than in connection with (i) foreclosures by Bank Subsidiary in the ordinary course of business, or (ii) acquisitions by Bank Subsidiary in its fiduciary capacity;

(xx)    enter into or amend any employment arrangement between TARGET or the Subsidiaries and any Person (unless such amendment is required by Law) that TARGET does not have the unconditioned right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(xxi)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of TARGET or the Subsidiaries for material money damages or restrictions upon the operations of TARGET or the Subsidiaries or reject or set aside any existing settlements;

(xxii)    accept or renew any certificate of deposit (i) except in the ordinary course of business; (ii) for terms or rates in excess of those terms or rates generally available to customers of Bank Subsidiary; (iii) for terms or rates in excess of those terms or rates prevailing in Bank Subsidiary’s market area; or (iv) in excess of $100,000 to any Person described in Section 2.14(e)(v);

(xxiii)    purchase or sell any loan participations or make any loans (i) except in the ordinary course of business consistent with policies and procedures of Bank Subsidiary in effect on the date hereof; (ii) to any Person having a loan, line of credit, or loan commitment described in Section 2.14(e)(i)-(iv); or (iii) to any Person described in Section 2.14(e)(v);

(xxiv)    acquire any bank owned life insurance policies or make any investments in fixed rate debt securities with a remaining term of greater than five (5) years except that mortgage-backed securities otherwise meeting TARGET’s existing investment policy provisions may be purchased as long as the expected duration of the securities does not exceed five (5) years using a current three (3) month CPR or PSA projection for seasoned product or, for new production, the current estimated prepayment speeds as published by an acceptable independent source;

(xxv)    knowingly accept an account from any customers predominately engaged in the business of money order issuance, check cashing or whose predominate source of revenue is derived from credit card transactions related to telephone order, mail orders or internet orders; or

(xxvi)    fail to give notice to AHI of all directors’ meetings, committee meetings and management committee meetings of TARGET and the Subsidiaries and allow AHI to have a nominee attend operating committee meetings, such as loan committees and asset/liability committees, solely as an observer.

ARTICLE V—OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME

Prior to Effective Time:

5.1 Full Access.    TARGET shall, during normal business hours, afford to the officers and authorized representatives of AHI and ACQUISITION full and unlimited access to its and its Subsidiaries’ properties, books, records and employees including the list of TARGET shareholders, and those of the Subsidiaries, in order that they may have full opportunity to make such investigations as they shall desire of the affairs of TARGET and the Subsidiaries; and TARGET will furnish AHI and ACQUISITION with such additional financial and operating data and other information as to its business and properties and those of the Subsidiaries as AHI and ACQUISITION shall from time to time reasonably request. The Parties agree to cooperate with the formation and implementation of a transition team. In the event of the termination and abandonment of the Merger, all non-public documents shall be returned to TARGET and no non-public information shall be used for any purpose and shall be held in strict confidence by AHI and ACQUISITION and their officers, employees and legal representatives except as may be required in any legal proceeding. The obligations of AHI and ACQUISITION under this section 5.1 shall survive any termination of this Agreement.

5.2 Consents.    TARGET shall use its commercially reasonable efforts to obtain the Consents set forth in Schedule 2.17. AHI and ACQUISITION shall use their commercially reasonable efforts to obtain the Consents set forth in Section 3.7. TARGET shall cooperate with AHI and ACQUISITION to obtain the consents required in Section 2.4.

5.3 Filing Requirements.    TARGET, with respect to itself and the Subsidiaries, and AHI and ACQUISITION, with respect to themselves, will promptly comply with all other filing requirements which federal, state or foreign Law may impose on TARGET, the Subsidiaries, or AHI and ACQUISITION, as the case may be, with respect to this Agreement including promptly preparing and filing any proxy materials with the SEC.

5.4 TARGET Shareholder Meeting.    (a) Promptly after the execution of this Agreement, TARGET shall commence to take such actions as may be necessary to obtain adoption and approval of this Agreement by shareholders of TARGET, including, without limitation, the calling of such meeting and the preparation of preliminary proxy materials for a special meeting of shareholders of TARGET to be held as soon as practicable. AHI and ACQUISITION will furnish to TARGET any information which TARGET may reasonably request in connection with the preparation and filing with the SEC of such preliminary proxy materials. TARGET shall notify AHI promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement or for additional information and shall supply AHI with copies of all correspondence between TARGET or any of its representatives, on the one hand, and the

SEC or its staff, on the other hand, with respect to the proxy statement. Upon completion of preparation by TARGET of such preliminary proxy materials, TARGET will furnish to AHI and ACQUISITION copies of such preliminary proxy materials which TARGET proposes to send to its shareholders. TARGET shall not disclose in any proxy material financial and sales information about AHI and ACQUISITION without the prior consent of AHI and ACQUISITION. TARGET shall use its reasonable efforts to cause the proxy statement to be mailed to TARGET’s shareholders as promptly as practicable after filing with the SEC, including by responding as promptly as practicable to any comments of the SEC with respect to the proxy statement.

If at any time after the mailing of proxy solicitation materials and before the Effective Time (i) Any information relating to TARGET, AHI or any of their respective affiliates, officers or directors, should be discovered by TARGET or AHI which should be set forth in an amendment or supplement to the proxy statement, so that the proxy statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovered such information shall promptly notify the other parties thereto or (ii) any event shall have occurred as a result of which, in the opinion of counsel for TARGET or AHI and ACQUISITION, a resolicitation of proxies from the shareholders of TARGET or the preparation of amended or supplemented proxy solicitation materials is necessary or advisable, the parties shall promptly prepare, in accordance with the procedures provided for above, and distribute to the shareholders of TARGET an appropriate amendment or supplement to the proxy solicitation materials previously distributed. Notwithstanding the foregoing, prior to filing the proxy statement, or any amendment or supplement thereto, or prior to responding to any comments of the SEC with respect thereto, TARGET (i) shall provide AHI with a reasonable opportunity to review and comment on such document or response, and (ii) shall include in such document or response all comments.

In connection with the setting of any record date for any shareholders’ meeting, TARGET shall give AHI and ACQUISITION notice of such record date at least five (5) days prior to such record date. Unless TARGET’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4(c), subject to all applicable federal securities laws, TARGET shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders as required by the Delaware General Corporate Law or applicable NASDAQ National Market requirements to obtain such approval. Unless TARGET’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4(c), each of the Parties shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of shareholders required by applicable Law and such Party’s Certificate of Incorporation and Bylaws to effect the Merger. TARGET’s obligation to call, give notice of, convene and hold the TARGET Shareholders’ Meeting in accordance with this Section 5.4(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to TARGET of any Acquisition Proposal or any changes in the Board of Directors’ recommendation regarding the Merger.

(b)    Subject to Section 5.4(c): (i) the Board of Directors of TARGET shall recommend that TARGET’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the TARGET Shareholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of TARGET has recommended that TARGET’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the TARGET Shareholders Meeting; and (iii) neither the Board of Directors of TARGET nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to AHI, the recommendation of the Board of Directors of TARGET that TARGET’s shareholders vote in favor of and adopt and approve this Agreement and the Merger.

(c)    Nothing in this Agreement shall prevent the Board of Directors of TARGET from, prior to a favorable vote of the Shareholders, withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Proxy Statement if (i) a Superior Offer (as defined below) is made to TARGET and not withdrawn, (ii) neither TARGET nor any of its representatives shall have violated any of the restrictions set forth in Section 5.10 and TARGET is not then in breach of this Agreement, (iii) the Board of Directors of TARGET concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of TARGET to comply with its fiduciary obligations to TARGET’s shareholders under applicable law; and (iv) TARGET complies with the requirements of Section 8.1(h); provided, however, that prior to any commencement thereof, TARGET shall have given AHI at least forty-eight (48) hours notice thereof and the opportunity to meet with TARGET and its counsel. Nothing contained in this Section 5.4 shall limit TARGET’s obligation to hold and convene the TARGET Shareholders’ Meeting (regardless of whether the recommendation of the Board of Directors of TARGET shall have been withdrawn, amended or modified). For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TARGET pursuant to which those shareholders of TARGET immediately preceding such transaction will hold less than 51% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by TARGET of substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by TARGET), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of TARGET, in each case on terms that the Board of Directors of TARGET determines, in its reasonable judgment to be more favorable and provide higher value to TARGET shareholders (taking into account all terms and conditions and the likelihood of consummation) than the terms of the Merger (after receipt and consideration of written advice of a financial advisor of nationally recognized reputation); provided, however, that such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of TARGET’s Board of Directors to be obtained by such third party on a timely basis.

5.5 Supplements to Information.    From time to time prior to the Effective Time, TARGET will deliver to AHI and ACQUISITION, in writing, information concerning events subsequent to the date hereof in order to keep the information in the Schedules previously delivered timely, complete and accurate.

5.6 Further Assurances.    Each party hereto agrees to execute and deliver such instruments and take such other actions as the other parties may reasonably require in order to carry out the intent of this Agreement. Each party shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the merger in accordance with the terms and conditions of this Agreement.

5.7 Deposit of Funds with Registrar and Transfer Company.    On the Closing Date, AHI and ACQUISITION shall cause to be deposited with Registrar and Transfer Company as depository for the TARGET Common, an amount in immediately available funds equal to $23.75 multiplied by the sum of the total number of shares of TARGET Common issued and outstanding, as of the Closing Date which are to be converted into the right to receive cash as determined pursuant to Section 1.1(b).

5.8 Adverse Changes in Condition.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or any of its Subsidiaries or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.9 Reports.    Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed.

5.10 No Solicitation.    From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, TARGET and the Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiring or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal or (v) enter into any contract relating to any Acquisition Transaction (as defined below); provided, however, this Section 5.10(a) shall not prohibit TARGET or its Board of Directors from (A) furnishing information regarding TARGET and the Subsidiaries to, entering into a customary confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn), (B) taking the actions described in Section 5.4(c) as permitted thereby, (C) recommending a Superior Offer to TARGET’s shareholders or (D) terminating this Agreement pursuant to Section 8.1(h) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Offer, if in the case of either (A), (B), (C) or (D), (1) neither TARGET nor any representative of TARGET and the Subsidiaries shall have violated any of the restrictions set forth in this Section 5.10, (2) the Board of Directors of TARGET concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of TARGET to comply with its fiduciary obligations to TARGET’s shareholders under applicable law, (3)(x) at least two (2) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, TARGET gives AHI written notice of the identity of such person or group and of TARGET’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) TARGET receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person or group by or on behalf of TARGET, and (4) contemporaneously with furnishing any such information to such person or group, TARGET furnishes such information to AHI (to the extent such information has not been previously furnished by TARGET to AHI). Nothing in this Section 5.10(a) shall prevent TARGET or its Board of Directors from complying with Rules  14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to which no violation of this Section 5.10 shall have occurred. TARGET and the Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of TARGET or any of the Subsidiaries or any investment banker, attorney or other advisor or representative of TARGET or any of the Subsidiaries shall be deemed to be a breach of this Section 5.10 by TARGET.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by AHI) relating to any Acquisition Transaction. For the purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from TARGET by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of TARGET or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of TARGET or any of the Subsidiaries, or any merger, consolidation, business combination or similar transaction involving TARGET pursuant to which the shareholders of TARGET immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of TARGET; or (C) any liquidation or dissolution of TARGET.

(b)    In addition to the obligations of TARGET set forth in paragraph (a) of Section 5.10, TARGET as promptly as practicable shall advise AHI orally and in writing of any request received by TARGET for information which TARGET reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by TARGET with respect to, or which TARGET reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. TARGET will keep AHI informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

5.11 REIT.    TARGET agrees to take such actions as AHI and ACQUISITION may reasonably require in order to effect appropriate distributions and/or liquidating distributions from Superior REIT, Inc., a Subsidiary (“REIT”) identified on Schedule 2.3 including the adoption of any appropriate plan of liquidation, distribution and complete liquidation, or upstream merger of such subsidiary, or similar action, all such action to be taken in connection with Closing and effective immediately before the Closing and consummation of the Merger, to the extent that state and federal tax treatment as a qualified real estate investment trust as prescribed under the Internal Revenue Code for the period ending immediately prior to Closing could be accommodated.

5.12 Indemnification.    (a) For a period of six (6) years after the Effective Date, AHI shall cause the Surviving Corporation to indemnify, defend and hold harmless officers, directors and employees of TARGET (each being an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of TARGET and Delaware law in effect on the date hereof.

(b)    Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify AHI and the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) the Surviving Corporation shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnifies Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel of the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior consent; and provided further provided that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determinations hall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)    For a period of three (3) years after the Effective Time, Surviving Corporation shall, and AHI shall use commercially reasonable efforts to maintain or cause Surviving Corporation to maintain in effect policies of directors’ and officers’ liability insurance with coverage in amount and scope at least as favorable in the aggregate as TARGET’s existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided however, that during such period, Surviving Corporation shall in no event be required to expend pursuant to this Section 5.12(c) more than an amount per year equal to 150% of current premiums paid by TARGET for such insurance, which current premium amount is set forth in Schedule 5.12(c) previously delivered to AHI and ACQUISITION by TARGET; and provided further that if the annual premiums of such insurance exceed such maximum amount, Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)    TARGET hereby represents and warrants to AHI that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by AHI to provide the indemnification required by this Section 5.12 other than as disclosed in this Agreement, described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

(e)    The provisions of this Section 5.12 shall survive the Effective Time and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

5.13 Environmental Assessments.    AHI may have performed on its behalf and its costs, such environmental assessments of all real property owned or leased by TARGET or the Subsidiaries, as it deems desirable.

5.14 Adequate Funding.    AHI and ACQUISITION will obtain sufficient liquid funds to perform Surviving Corporation’s obligations to make the payments required in Sections 1.1(b) and 1.3.

5.15 Regulatory Approvals.    As soon as practicable after the execution of this Agreement, AHI and ACQUISITION shall prepare, with the assistance of TARGET, all necessary filings with any Federal or State banking Regulatory Authorities which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use commercially reasonable efforts to secure all such approvals as soon as practicable. Copies of all such filings shall be furnished in advance to TARGET and its counsel except to the extent that the Regulatory Authority maintains such filings as confidential.

5.16 Resignations.    TARGET shall use commercially reasonable efforts to obtain and tender resignations, or give such notice of such meetings as may be necessary, and as requested by AHI, so that at Closing Surviving Corporation and the Subsidiaries may elect such officers and directors at Closing as they deem desirable.

5.17 Assumption of Obligations Related to the Trust Preferred Securities.    At or prior to the Closing Date, the Parties shall take all steps and enter into all documentation necessary or required for the Surviving Corporation and/or such successor as contemplated by AHI to succeed and be substituted for TARGET and assume its obligations under that certain Indenture, dated as of March 26, 2003, by and between TARGET and U.S. Bank, National Association (“U.S. Bank”), and that certain Guarantee Agreement, dated as of March 26, 2003, by and between TARGET and U.S. Bank and that certain Indenture, dated as of December 18, 2001, by and between TARGET and State Street Bank and Trust Company of Connecticut, National Association (“State Street”) and that certain Guarantee Agreement, dated as of December 18, 2001 (collectively the “Indentures” and “Guarantees”) copies of which are set forth in Schedule 2.14-a), relating to trust preferred securities, including, without limitation, the execution and delivery of a supplemental indenture satisfactory in form to U.S. Bank and State Street as trustees. In addition, the Parties shall take all steps necessary or required to effectuate the resignation or removal of the administrators under the Amended and Restated Declaration of Trusts dated December 18, 2001 and March 26, 2003 copies of which are set forth in Schedule 2.3.

ARTICLE VI—CONDITIONS TO TARGET’S OBLIGATIONS

Each and every obligation of TARGET under this Agreement to be performed on or before the Effective Time shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, provided that the failure to satisfy the condition would prevent AHI or ACQUISITION from consummating the Closing or the transactions contemplated hereby.

6.1 Representations and Warranties True.    The representations and warranties contained in Article III hereof shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date (except for changes contemplated by this Agreement). AHI and ACQUISITION shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or on the Closing Date. AHI and ACQUISITION shall have furnished TARGET with certificates of AHI and ACQUISITION signed by a President or a Vice President to the foregoing effect to the best of his or her Knowledge.

6.2 No Governmental or Other Proceeding or Litigation.    No Order shall be in effect which restrains or prohibits the transactions contemplated hereby, and no Litigation or proceeding by any governmental body shall have been instituted or threatened which materially challenges and interferes with the right of Parties to consummate the Closing or the transactions contemplated hereby.

6.3 Approvals and Consents.    All approvals of applications to Regulatory Authorities, federal, state, foreign or local, and all approvals of shareholders of ACQUISITION, the granting of which is necessary for the consummation of the Merger shall have been obtained.

ARTICLE VII—CONDITIONS TO OBLIGATIONS OF AHI AND ACQUISITION

Each and every obligation of AHI and ACQUISITION under this Agreement to be performed on or before the Effective Time shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

7.1 Representations and Warranties True.    The representations and warranties contained in Article II hereof shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date (except for changes contemplated by this Agreement). TARGET shall have performed and complied in all material respects with each and every covenant and agreement required to be performed or complied with by it prior to or on the Closing Date. TARGET shall have furnished AHI and ACQUISITION with a certificate of TARGET signed by its Chief Executive Officer, President, Chief Financial Officer and Chief Administrative Officer to the foregoing effect to the best of their Knowledge.

7.2 No Governmental or Other Proceeding or Litigation.    No Order shall be in effect which restrains or prohibits the transactions contemplated hereby or which restricts the right of AHI and ACQUISITION to own or operate any part of the business of TARGET or the Subsidiaries, and no Litigation or proceeding by any governmental body shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which challenges the right of AHI and ACQUISITION to own or operate any part of the business of TARGET or the Subsidiaries.

7.3 Approvals and Consents.    All approvals of applications to Regulatory Authorities (without any requirement or condition of divestiture or discontinuance of any asset or operation of TARGET or its Subsidiaries or AHI and ACQUISITION, its subsidiaries and affiliates, or any other condition or restriction any of which in the reasonable good faith judgment of the board of directors of AHI would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger), federal, state, foreign or local, and all approvals of shareholders of TARGET and any private Persons, the granting of which is necessary for the consummation of the Merger, for preventing the termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, or the withholding of which might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole, upon the consummation of the Merger, shall have been obtained provided, that if the failure of any Regulatory Authority to issue a required approval is based on AHI’s or ACQUISITION’s capitalization or capital structure which is unacceptable under applicable policies and published guidelines of such Regulatory Authority, then such absence of regulatory approval shall not be a condition to AHI’s or ACQUISITION’s obligations to close the transaction.

7.4 Secretary’s Certificate.    AHI and ACQUISITION shall have received a certificate, dated the Closing Date, from the Secretary of TARGET which certifies to the number of shares of TARGET Common which were issued and outstanding as of the close of business on the business day immediately preceding the date of such certificate.

7.5 Dissenting Shares.    TARGET shall not have received from shareholders entitled to appraisal rights and owning more than five percent (5%) of the outstanding shares demands in writing for the appraisal of their shares consistent with the provisions of the Dissenter’s Statute. The notice period during which shareholders of TARGET entitled to appraisal rights much demand in writing the appraisal of their shares in accordance with the Dissenter’s Statute shall have expired.

7.6 Settled Litigation.    With respect to the Stipulation and Agreement of Compromise, Settlement, and Release filed on April 24, 2003 in Sebastian County Circuit Court, Fort Smith Division, the Confidential Mutual Release and Settlement Agreement dated April 23, 2003, and the Stipulation and Agreement of Compromise, Settlement, and Release entered into and filed with the United States District Court in the Eastern District of Arkansas in the Western Division, all as set forth on Schedule 2.16 representing the filed settlement agreements with respect to litigation known as the “Bauman litigation” described in Item 3 of TARGET’s Form 10-K for fiscal year ended December 31, 2002, there shall not have occurred prior to the Effective Time any unanticipated actions, events, circumstances, changes, or instances of commenced or threatened litigation, with respect to such settled litigation and/or the subsequent judicial process and approvals, fairness hearings and final approvals, or any other instances of litigation commenced or threatened based on the same facts and activities upon which such settled litigation was based or involved, which in the reasonable good faith judgment of the board of directors of AHI would materially change the economic cost or risk to TARGET as would be contemplated under the settlement agreements if finally approved as written, or would materially adversely impact the economic benefits of the transaction as contemplated by this agreement so as to render inadvisable a consummation of the Merger.

7.7 Environmental Assessment.    The Environmental Assessments described in Section 5.13 shall not have revealed any condition which would constitute a Material Adverse Effect on TARGET.

ARTICLE VIII—TERMINATION

8.1 Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of TARGET:

(a)    by mutual written consent duly authorized by the Board of Directors of AHI and TARGET;

(b)    by either TARGET or AHI if the Merger shall not have been consummated (i) within nine (9) months after the date of this Agreement, or (ii) in the event the delay is solely the result of the failure to obtain approval of Regulatory Authorities, within one (1) year after the date of this Agreement, unless extended by the Boards of Directors of TARGET and AHI for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c)    by either TARGET or AHI if a Regulatory Authority shall have issued an Order, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order shall have become final and nonappealable;

(d)    by either TARGET or AHI if either: (i) the TARGET Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of TARGET shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the shareholders of TARGET contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to TARGET where the failure to obtain TARGET shareholder approval shall have been caused by the action or failure to act of TARGET, and such action or failure to act constitutes a breach by TARGET, of this Agreement;

(e)    by TARGET, upon a breach of any covenant or agreement on the part of AHI or ACQUISITION set forth in this Agreement, or if any representation or warranty of AHI or ACQUISITION shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, if such breach would prevent AHI or ACQUISITION from consummating the Closing or the transactions contemplated hereby, provided, that if such inaccuracy in AHI or ACQUISITION’s representations and warranties or breach by AHI or ACQUISITION is curable by AHI or ACQUISITION through exercise of commercially reasonable efforts, then TARGET may not terminate this Agreement pursuant to this Section 8.1(e) for thirty (30) days after delivery of written notice from TARGET to AHI and ACQUISITION of such breach, provided, that AHI and/or ACQUISITION continue to exercise commercially reasonable efforts to cure such breach (it being understood that TARGET may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by AHI or ACQUISITION is cured during such thirty-day period);

(f)    by AHI upon a breach of any covenant or agreement on the part of TARGET set forth in this Agreement, or if any representation or warranty of TARGET shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in TARGET’s representations and warranties or breach by TARGET is curable by TARGET through exercise of its commercially reasonable efforts, then AHI may not terminate this Agreement pursuant to this Section 8.1(f) of thirty (30) days after delivery of written notice from AHI or TARGET of such breach, provided, that TARGET continues to exercise commercially reasonable efforts to cure such breach (it being understood that AHI may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by TARGET is cured during such thirty-day period);

(g)    by AHI if a Triggering Event (as defined below) shall have occurred; and

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of TARGET or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to AHI its recommendation on favor of the adoption of this Agreement or the approval of the Merger; (ii) TARGET shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of TARGET in favor of the adoption of this Agreement and the approval of the Merger; (iii) the Board of Directors of TARGET fails to reaffirm its recommendation in favor of the adoption of this Agreement within fifteen (15) business days after ABG requests in writing that such recommendations be reaffirmed at any time following the public announcement and during the pendency of an Acquisition Proposal; (iv) the Board of Directors of TARGET or any committee thereof shall have recommended to the shareholders of TARGET or approved any Acquisition Proposal; (v) TARGET shall have entered into any agreement or contract accepting any Acquisition Proposal; (vi) TARGET shall have breached any of the provisions of Section 5.10 of this Agreement or (vii) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of TARGET shall have been commenced by a person unaffiliated with AHI and TARGET shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that TARGET recommends rejection of such tender or exchange offer.

(h)    by TARGET prior to the vote of the shareholders of TARGET on the Agreement, if, after receiving a Superior Offer and in the absence of any prior breach of the provisions of Section 5.11 of this Agreement, the Board of Directors of TARGET determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of TARGET under applicable law; provided, however, that TARGET may not terminate this Agreement pursuant to this subsection (h) until two (2) days have elapsed following delivery to AHI of written notice of such determination of TARGET (which written notice will inform AHI of the material terms and conditions of the Superior Offer); provided, further, that such determination and the right to terminate under this

Section 8.1(h) shall not be effective until TARGET has made payment to AHI of the amounts required to be paid pursuant to Section 8.3(b)(i) and TARGET has entered into an agreement to consummate the Superior Offer.

(i)    by AHI

(i)    if any of the conditions to the obligations of AHI set forth in Article VII have not been satisfied or waived by AHI at closing or AHI reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible (other than as a result of any failure on the part of AHI or Acquisition to comply with or perform any covenant or obligation of AHI or Acquisition set forth in this Agreement);

(ii)    in the event of a discovery by AHI of unknown or undisclosed liabilities which AHI in its sole, but reasonable, discretion deems significant and could be likely to cause a Material Adverse Effect on TARGET;

(iii)    in the event there has been a Material Adverse Effect on TARGET or AHI.

(j)    By TARGET if any of the conditions to the obligations of TARGET set forth in Article VI have not been satisfied or waived by TARGET at closing or TARGET reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible (other than as a result of any failure on the part of TARGET to comply with or perform any covenant or obligation of TARGET set forth in this Agreement) but only if the failure to satisfy the condition would prevent AHI or ACQUISITION from consummating the Closing or the transactions contemplated hereby;

8.2 Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 8.1 will be effective immediately upon (or if termination is pursuant to Section 8.1(e) or 8.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice thereof by the terminating party to the other Parties. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, with no liability of Party to the other Parties, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX (Miscellaneous Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional or willful breach of this Agreement.

8.3 Fees and Expenses.    (a) Except as set forth in Section 8.2 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.

(b)(i)    TARGET shall pay to AHI in immediately available funds, within one (1) business day after demand by AHI an amount equal to $6,345,000.00 (the “Termination Fee”) if this Agreement is terminated by AHI pursuant to Section 8.1(g) or by TARGET pursuant to Section 8.1(h).

(ii)    If (A) this Agreement is terminated by AHI or TARGET, as applicable, pursuant to Sections 8.1(b) or (d)(i), (B) prior to such termination a third party shall have announced an Acquisition Proposal and (C) within twelve (12) months following the termination of this Agreement a TARGET Acquisition is consummated or TARGET enters into an agreement or binding letter of intent providing for a TARGET Acquisition, then TARGET shall pay AHI in immediately available funds at or prior to consummating such TARGET Acquisition an amount equal to the Termination Fee.

(iii)    Each of TARGET, AHI and ACQUISITION acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, AHI would not enter into this Agreement; accordingly, if TARGET fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, AHI makes a claim that results in a judgment against TARGET for the amounts set forth in this Section 8.3(b), TARGET shall pay to AHI its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE IX—MISCELLANEOUS PROVISIONS

9.1 Definitions.    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” shall have the meaning set forth in Section 5.11(a).

“Affiliate” of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble.

“Bank Subsidiary” shall have the meaning set forth in Section 2.3.

“Closing Date” shall mean the date on which the Closing occurs.

“Common Stock” shall mean the common stock, par value $.01 per share, of TARGET.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Dissenters’ Statute” shall mean Section 262 of the Delaware General Corporation Law.

“Dissenting Shares” shall mean any shares of TARGET Common Stock with respect to which the record or beneficial holder has properly perfected the holder’s rights to dissent under the Dissenters’ Statute.

“Effective Time” shall mean the time at which an executed certificate of Merger has been duly filed in the office of the Delaware Secretary of State (or such later time as may be agreed in writing by Target and AHI and specified in the Certificate of Merger).

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 2.12(a).

“Financial Statements” shall mean (i) the unaudited consolidated balance sheet as of March 31, 2003 and the audited consolidated balance sheet as of December 31, 2002 (including related notes and schedules, if any) of TARGET; (ii) the unaudited consolidated statements of income and statements of shareholders equity for the period ended March 31, 2003 and the audited consolidated statements of income, cash flows and shareholders equity for the year ended December 31, 2002 (including related notes and schedules, if any) of TARGET; (iii) all Thrift Financial Reports, including any amendments thereto, filed with any Regulatory Authorities by Bank Subsidiary for the year ended December 31, 2002 and the three month period ended March 31, 2003, and all Thrift Financial Reports to be filed after the date hereof until the Closing, together with any correspondence among the Bank Subsidiary and any Regulatory Authority concerning any of the foregoing financial statements or the financial position of Bank Subsidiary and (iv) each other consolidated balance sheet, income statement and shareholders equity, contained in the TARGET SEC Reports (iv) the unaudited consolidated balance sheet, statement of income and statement of shareholders equity for TARGET as of March 31, 2003.

“GAAP” shall mean generally accepted accounting principles as applied in the United States of America, consistently applied during the periods involved.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Indemnified Party” shall have the meaning set forth in Section 5.12(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other Intellectual Property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, Chief Executive Officer, President, Chief Financial Officer, and/or Chief Operating Officer of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its subsidiaries which are not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential Liability or invoking or seeking to invoke legal process to obtain information relating to or affecting a Party, its business, its assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material Adverse Effect” with respect to any Party shall mean an event, change, circumstance, inaccuracy, violation or occurrence which, individually or together with any other event, change, circumstance, inaccuracy, violation or occurrence, has or would reasonably be considered to have a material adverse effect on (i) the assets (including intangible assets) financial position, business, or results of operations of such Party and its Subsidiaries, taken as whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Party” shall mean either TARGET or AHI or ACQUISITION and “Parties” shall mean collectively, TARGET, AHI and ACQUISITION.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

“Person” shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, bank, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Professional Costs” shall mean all costs and expenses of TARGET related to the transactions contemplated by this Agreement including expenses for attorneys, accountants, and financial advisers.

“Proxy Statement” shall mean the proxy statement used by TARGET to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Office of the Comptroller of Currency, the Arkansas State Bank Department, Securities and Exchange Commission, and all other federal and state regulatory agencies and public authorities having jurisdiction over the Parties and their respective Subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of TARGET to be held pursuant to 5.4 of this Agreement, including any adjournment or adjournments thereof.

“Subsidiaries” shall mean all those corporations, banks, associations, or other entities of which TARGET owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Offer” shall have the meaning set forth in Section 5.4(c).

“TARGET Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TARGET pursuant to which those shareholders of TARGET immediately preceding such transaction will hold less than 35% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by TARGET of assets representing in excess of 35% of the aggregate fair market value of TARGET’s business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by TARGET), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 35% of the voting power of the then outstanding shares of capital stock of TARGET.

“TARGET Employee” shall have the meaning set forth in Section 2.12(a).

“TARGET SEC Reports” shall have the meaning set forth in Section 2.23(a).

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

“Termination Fee” shall have the meaning set forth in Section 8.3(b)(i).

“Triggering Event” shall have the meaning set forth in Section 8.1(g).

9.2 Amendment and Modification.    To the fullest extent provided by applicable Law, this Agreement may be amended, modified and supplemented by mutual consent of the respective Boards of Directors of TARGET and ACQUISITION at any time prior to the Effective Time with respect to any of the terms contained herein except to the extent after a vote of the shareholders of TARGET approving the Merger, such amendment, modification or supplement would require the approval of the shareholders of TARGET.

9.3 Waiver of Compliance.    Any failure of TARGET or AHI or ACQUISITION to comply with any obligation, covenant, agreement or condition herein may be expressly waived to the extent permitted under applicable Law and which after a vote of the shareholders of TARGET approving the Merger would not require the approval of the shareholders of TARGET, in writing by the Chairman of the Board, President or Executive Vice President of TARGET or AHI or ACQUISITION, as the case may be, provided, however, such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses.    Except as provided in Section 8.2 and 8.3, each of the Parties hereto will pay its own expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement.

9.5 Investigation and Confidentiality.

(a)    Prior to the Effective Time, TARGET shall keep AHI and ACQUISITION advised of all material developments relevant to its business and to consummation of the Merger and shall permit AHI and

ACQUISITION to make or cause to be made such investigation of the business and properties of it and the Subsidiaries and of their respective financial and legal conditions as they may reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

(b)    Prior to the Effective Date, AHI and ACQUISITION may have a representative at the offices of TARGET or any of the Subsidiaries during regular business hours to observe the operations of TARGET and the Subsidiaries provided that such activity shall not interfere unnecessarily with normal operations.

(c)    In connection with any investigation or activity performed pursuant to this Agreement, AHI and ACQUISITION shall comply in all respects with the provisions of that certain Confidentiality Agreement, dated March 5, 2003 between Arvest Bank Group, Inc. and TARGET which Confidentiality Agreement shall survive the termination of this Agreement.

9.6 Press Releases.    Prior to the Effective Time, TARGET and AHI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby and shall not issue any such press release or other public disclosure relating to this Agreement or the transactions contemplated hereby prior to such consultation, except as may be required by Law.

9.7 Representations and Warranties, etc.    The respective representations and warranties of each party contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other party hereto.

9.8 Non-Survival of Representations and Warranties.    Except covenants that by their terms survive the Effective Time, the representations and warranties of TARGET, AHI and ACQUISITION contained in this Agreement or in any certificate or instrument delivered pursuant to Articles VI and VII shall terminate at the Effective Time

9.9 Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.11 Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.12 Interpretation.

(a)    When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement or delivered pursuant to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)    For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

9.13 Notices.    All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given as follows:

(a)	If to TARGET, when received by TARGET at:

C. Stanley Bailey

Superior Financial Corp.

16101 La Grande Drive, Suite 103

Little Rock, Arkansas 72223

Facsimile: (501) 324-7238

or to such other Person as TARGET shall designate in writing, delivered to AHI and ACQUISITION in the manner provided in this Section 9.13, with a copy to:

Willard H. Henson

Miller, Hamilton, Snider & Odom, L.L.C.

One Commerce Street, Suite 305

Montgomery, Alabama 36104

Facsimile: (334) 265-4533

(b)	If to AHI and ACQUISITION,
when received by AHI and ACQUISITION at:

Arvest Holdings, Inc.

125 West Central Avenue, Suite 218

Bentonville, Arkansas 72712

Attn: Richard D. Chapman

or to such other Person as ACQUISITION shall designate in writing, delivered to TARGET in the manner provided in this Section 9.13, with a copy to:

HILBURN, CALHOON, HARPER, PRUNISKI & CALHOUN, LTD.

One Riverfront Place, Suite 800

P. O. Box 5551

North Little Rock, AR 72119

Facsimile: (501) 372-2029

ATTENTION: Ken F. Calhoon

9.14 Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

9.15 Governing Law.    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of Arkansas, except insofar as the internal law of any other political entity or jurisdiction shall specifically and mandatorily apply to any of the transactions contemplated hereby. Any lawsuits arising under this Agreement or as a result of the Merger or the transactions contemplated hereby will be brought only in the United States District Court for the Eastern District of Arkansas or the Courts of Pulaski County, Arkansas, and the parties hereto consent to the exclusive jurisdiction of these courts and waive any objection to the jurisdiction of these courts or that these courts are an inconvenient forum.

9.16 Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.17 Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits, Schedules and other documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood, however, that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive the termination of this Agreement; and (b) except with respect to the Indemnified Parties under Section 5.12, are not intended to confer upon any other person any rights or remedies hereunder.

9.18 Disclosure Memorandum.    Each of the schedules described herein as having been delivered to AHI and ACQUISITION by TARGET, have been delivered to AHI and ACQUISITION prior to the execution of this Agreement as part of the TARGET Disclosure Memorandum all of which such schedules are deemed to be incorporated herein and made a part hereof by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered all as of the day and year set forth above.

ARVEST HOLDINGS, INC.

By:	/s/ JIM WALTON
Title:	President

AHI ACQUISITION, INC.

By:	/s/ JIM WALTON
Title:	President

SUPERIOR FINANCIAL CORP.

By:	/s/ C. STANLEY BAILEY
Title:	Chairman & CEO